The information in this preliminary pricing supplement is not complete and may be changed. A registration statement relating to these notes has been filed with the Securities and Exchange Commission. This preliminary pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus are not an offer to sell these notes, nor are they soliciting an offer to buy these notes, in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED NOVEMBER 4, 2022

Citigroup Global Markets Holdings Inc.	November-----, 2022 Medium-Term Senior Notes, Series N Pricing Supplement No. 2022-USNCH[ ] Filed Pursuant to Rule 424(b)(2) Registration Statement Nos. 333-255302 and 333-255302-03

Digital Notes Linked to the Worst Performing of the Nasdaq-100 Index®, the Russell 2000® Index and the S&P 500® Index Due November 19, 2024

Overview

▪	The notes offered by this pricing supplement are unsecured senior debt securities issued by Citigroup Global Markets Holdings Inc. and guaranteed by Citigroup Inc. Unlike conventional debt securities, the notes do not pay interest. Instead, the notes offer the potential for a positive return at maturity based on the performance of the worst performing of the underlying indices specified below from its initial index level to its final index level.
▪	The notes offer modified exposure to the performance of the worst performing underlying index, with a digital (fixed) return at maturity so long as the final index level of the worst performing underlying index is greater than or equal to its initial index level. However, if the final index level of the worst performing underlying index is less than its initial index level, you will be repaid the stated principal amount of your notes at maturity but will not receive any return on your investment.
▪	Investors in the notes must be willing to forgo (i) any appreciation of the worst performing underlying index in excess of the digital return and (ii) any dividends that may be paid on the stocks that constitute any underlying index during the term of the notes. If the worst performing underlying index declines from its initial index level to its final index level, you will not receive any return on your investment in the notes.
▪	Your return on the notes will depend solely on the performance of the worst performing underlying index. You will not benefit in any way from the performance of any better performing underlying index.
▪	In order to obtain the modified exposure to the worst performing underlying index that the notes provide, investors must be willing to accept (i) an investment that may have limited or no liquidity and (ii) the risk of not receiving any amount due under the notes if we and Citigroup Inc. default on our obligations. All payments on the notes are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.
KEY TERMS
Issuer:	Citigroup Global Markets Holdings Inc., a wholly owned subsidiary of Citigroup Inc.
Guarantee:	All payments due on the notes are fully and unconditionally guaranteed by Citigroup Inc.
Underlying indices:	Underlying index	Initial index level*
Nasdaq-100 Index® (ticker symbol: “NDX”)
Russell 2000® Index (ticker symbol: “RTY”)
S&P 500® Index (ticker symbol: “SPX”)
* For each underlying index, its closing level on the pricing date
Stated principal amount:	$1,000 per note
Pricing date:	November 14, 2022
Issue date:	November 17, 2022
Valuation date:	November 14, 2024, subject to postponement if such date is not a scheduled trading day or if certain market disruption events occur
Maturity date:	November 19, 2024
Payment at maturity:

You will receive at maturity for each note you then hold:

▪  If the final index level of the worst performing underlying index is greater than or equal to its initial index level:

$1,000 + the digital return amount

▪  If the final index level of the worst performing underlying index is less than its initial index level:
$1,000

Final index level:	For each underlying index, its closing level on the valuation date
Digital return amount:	At least $171.50 per note (representing a digital return equal to at least 17.15% of the stated principal amount) (to be determined on the pricing date). You will receive the digital return amount only if the final index level of the worst performing underlying index is greater than or equal to its initial index level.
Worst performing underlying index:	The underlying index with the lowest index return
Index return:	For each underlying index, (i) its final index level minus its initial index level, divided by (ii) its initial index level
Listing:	The notes will not be listed on any securities exchange
CUSIP / ISIN:	17330YH94 / US17330YH940
Underwriter:	Citigroup Global Markets Inc. (“CGMI”), an affiliate of the issuer, acting as principal
Underwriting fee and issue price:	Issue price(1)	Underwriting fee(2)	Proceeds to issuer(3)
Per note:	$1,000	$20.00	$980.00
Total:	$	$	$

(1) Citigroup Global Markets Holdings Inc. currently expects that the estimated value of the notes on the pricing date will be at least $911.00 per note, which will be less than the issue price. The estimated value of the notes is based on CGMI’s proprietary pricing models and our internal funding rate. It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the notes from you at any time after issuance. See “Valuation of the Notes” in this pricing supplement.

(2) CGMI will receive an underwriting fee of up to $20.00 for each note sold in this offering. The total underwriting fee and proceeds to issuer in the table above give effect to the actual total underwriting fee. For more information on the distribution of the notes, see “Supplemental Plan of Distribution” in this pricing supplement. In addition to the underwriting fee, CGMI and its affiliates may profit from expected hedging activity related to this offering, even if the value of the notes declines. See “Use of Proceeds and Hedging” in the accompanying prospectus.

(3) The per note proceeds to issuer indicated above represent the minimum per note proceeds to issuer for any note, assuming the maximum per note underwriting fee. As noted above, the underwriting fee is variable.

Investing in the notes involves risks not associated with an investment in conventional debt securities. See “Summary Risk Factors” beginning on page PS-5.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined that this pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

You should read this pricing supplement together with the accompanying product supplement, underlying supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below:

Product Supplement No. EA-03-08 dated May 11, 2021      Underlying Supplement No. 10 dated May 11, 2021
Prospectus Supplement and Prospectus each dated May 11, 2021

The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Citigroup Global Markets Holdings Inc.

Additional Information

The terms of the notes are set forth in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement. The accompanying product supplement, prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement. For example, certain events may occur that could affect your payment at maturity. These events and their consequences are described in the accompanying product supplement in the sections “Description of the Notes—Certain Additional Terms for Notes Linked to an Underlying Index—Consequences of a Market Disruption Event; Postponement of a Valuation Date” and “—Discontinuance or Material Modification of an Underlying Index,” and not in this pricing supplement. The accompanying underlying supplement contains important disclosures regarding each underlying index that are not repeated in this pricing supplement. It is important that you read the accompanying product supplement, underlying supplement, prospectus supplement and prospectus together with this pricing supplement before deciding whether to invest in the notes. Certain terms used but not defined in this pricing supplement are defined in the accompanying product supplement.

Payout Diagram

The diagram below illustrates your payment at maturity for a range of hypothetical index returns of the worst performing underlying index. The diagram assumes that the digital return amount will be set at the lowest value indicated on the cover page of this pricing supplement. The actual digital return amount will be determined on the pricing date.

Investors in the notes will not receive any dividends that may be paid on the stocks that constitute the underlying indices. The diagram and examples below do not show any effect of lost dividend yield over the term of the notes. See “Summary Risk Factors—Investing in the notes is not equivalent to investing in the underlying indices or the stocks that constitute the underlying indices” below.

Digital Notes Payment at Maturity Diagram

■ The Notes	■ The Worst Performing Underlying Index

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Citigroup Global Markets Holdings Inc.

Hypothetical Examples

The examples below illustrate how to determine the payment at maturity on the notes. The examples below are for illustrative purposes, do not show all possible outcomes and are not a prediction of any payment that may be made on the notes. The examples below are based on the following hypothetical initial index levels and do not reflect the actual initial index levels of the underlying indices. For the actual initial index level of each underlying index, see the cover page of this pricing supplement. We have used these hypothetical levels, rather than the actual initial index levels, to simplify the calculations and aid understanding of how the notes work. However, you should understand that the actual payment on the notes will be calculated based on the actual initial index level of each underlying index, and not the hypothetical initial index levels indicated below. The examples assume that the digital return amount will be set at the lowest value indicated on the cover page of this pricing supplement. The actual digital return amount will be determined on the pricing date.

Underlying index	Hypothetical initial index level
Nasdaq-100 Index®	100
Russell 2000® Index	100
S&P 500® Index	100

The examples below are intended to illustrate how your payment at maturity will depend on the final index level of the worst performing underlying index. Your actual payment at maturity per note will depend on the actual final index level of the worst performing underlying index.

Example 1—Upside Scenario A. The final index level of the worst performing underlying index is 105, resulting in a 5% index return for the worst performing underlying index.

Underlying index	Hypothetical final index level	Hypothetical index return
Nasdaq-100 Index®	125	25%
Russell 2000® Index	150	50%
S&P 500® Index*	105	5%

* Worst performing underlying index

Payment at maturity per note = $1,000 + the digital return amount

= $1,000 + $171.50

= $1,171.50

In this scenario, because the final index level of the worst performing underlying index is greater than or equal to its initial index level, your total return at maturity would equal the digital return amount.

Example 2—Upside Scenario B. The final index level of the worst performing underlying index is 150, resulting in a 50% index return for the worst performing underlying index.

Underlying index	Hypothetical final index level	Hypothetical index return
Nasdaq-100 Index®	180	80%
Russell 2000® Index*	150	50%
S&P 500® Index	160	60%

* Worst performing underlying index

Payment at maturity per note = $1,000 + the digital return amount

= $1,000 + $171.50

= $1,171.50

In this scenario, because the final index level of the worst performing underlying index is greater than or equal to its initial index level, your total return at maturity would equal the digital return amount. In this scenario, the digital return amount is less than the index return

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Citigroup Global Markets Holdings Inc.

of the worst performing underlying index, and as a result an investment in the notes would underperform a hypothetical alternative investment providing 1-to-1 exposure to the appreciation of the worst performing underlying index.

Example 3—Par Scenario. The final index level of the worst performing underlying index is 90, resulting in a -10% index return for the worst performing underlying index.

Underlying index	Hypothetical final index level	Hypothetical index return
Nasdaq-100 Index®*	90	-10%
Russell 2000® Index	110	10%
S&P 500® Index	150	50%

* Worst performing underlying index

Payment at maturity per note = $1,000

In this scenario, the worst performing underlying index has depreciated from its initial index level to its final index level, and your payment at maturity per note would equal the stated principal amount per note.

PS-4

Citigroup Global Markets Holdings Inc.

Summary Risk Factors

An investment in the notes is significantly riskier than an investment in conventional debt securities. The notes are subject to all of the risks associated with an investment in our conventional debt securities (guaranteed by Citigroup Inc.), including the risk that we and Citigroup Inc. may default on our obligations under the notes, and are also subject to risks associated with the worst performing underlying index. Accordingly, the notes are suitable only for investors who are capable of understanding the complexities and risks of the notes. You should consult your own financial, tax and legal advisors as to the risks of an investment in the notes and the suitability of the notes in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the notes. You should read this summary together with the more detailed description of risks relating to an investment in the notes contained in the section “Risk Factors Relating to the Notes” beginning on page EA-6 in the accompanying product supplement. You should also carefully read the risk factors included in the accompanying prospectus supplement and in the documents incorporated by reference in the accompanying prospectus, including Citigroup Inc.’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to the business of Citigroup Inc. more generally.

▪	You may not receive any return on your investment in the notes. You will receive a positive return on your investment in the notes only if the worst performing underlying index remains the same or appreciates from its initial index level to its final index level. If the final index level of the worst performing underlying index is less than its initial index level, you will receive only the stated principal amount for each note you hold at maturity.

▪	The notes do not pay interest. Unlike conventional debt securities, the notes do not pay interest or any other amounts prior to maturity. You should not invest in the notes if you seek current income during the term of the notes.

▪	Your potential return on the notes is limited. Your potential return on the notes at maturity is limited to the digital return. Your return on the notes will not exceed the digital return, even if the worst performing underlying index appreciates by significantly more than the digital return. If the worst performing underlying index appreciates by more than the digital return, the notes will underperform an alternative investment providing 1-to-1 exposure to the performance of the worst performing underlying index. When lost dividends are taken into account, the notes may underperform an alternative investment providing 1-to-1 exposure to the performance of the worst performing underlying even if the worst performing underlying index appreciates by less than the digital return.

▪	Although the notes provide for the repayment of the stated principal amount at maturity, you may nevertheless suffer a loss on your investment in real value terms if the worst performing underlying index declines. This is because inflation may cause the real value of the stated principal amount to be less at maturity than it is at the time you invest, and because an investment in the notes represents a forgone opportunity to invest in an alternative asset that does generate a positive real return. This potential loss in real value terms is significant given the term of the notes. You should carefully consider whether an investment that may not provide for any return on your investment, or may provide a return that is lower than the return on alternative investments, is appropriate for you.

▪	The notes are subject to the risks of both of the underlying indices and will be negatively affected if any of the underlying indices performs poorly, even if the other underlying indices perform well. You are subject to risks associated with all of the underlying indices. If any of the underlying indices performs poorly, you will be negatively affected, even if the other underlying indices perform well. The notes are not linked to a basket composed of the underlying indices, where the better performance of one could ameliorate the poor performance of the others. Instead, you are subject to the full risks of whichever of the underlying indices is the worst performing underlying index.

▪	You will not benefit in any way from the performance of the better performing indices. The return on the notes depends solely on the performance of the worst performing underlying index, and you will not benefit in any way from the performance of the better performing indices. The notes may underperform a similar investment in any of the underlying indices or a similar alternative investment linked to a basket composed of the underlying indices, since in either such case the performance of the better performing indices would be blended with the performance of the worst performing underlying index, resulting in a better return than the return of the worst performing underlying index.

▪	You will be subject to risks relating to the relationship between the underlying indices. It is preferable from your perspective for the underlying indices to be correlated with each other, in the sense that they tend to increase or decrease at similar times and by similar magnitudes. By investing in the notes, you assume the risk that the underlying indices will not exhibit this relationship. The less correlated the underlying indices, the more likely it is that any of the underlying indices will perform poorly over the term of the notes. All that is necessary for the notes to perform poorly is for one of the underlying indices to perform poorly; the performance of the underlying indices that are not the worst performing underlying index is not relevant to your return on the notes at maturity. It is impossible to predict what the relationship between the underlying indices will be over the term of the notes.

PS-5

Citigroup Global Markets Holdings Inc.

▪	Investing in the notes is not equivalent to investing in the underlying indices or the stocks that constitute the underlying indices. You will not have voting rights, rights to receive dividends or other distributions or any other rights with respect to the stocks that constitute the underlying indices. The payment scenarios described in this pricing supplement do not show any effect of lost dividend yield over the term of the notes. If the worst performing underlying index appreciates, or if it depreciates by up to the dividend yield, this lost dividend yield may cause the notes to underperform an alternative investment providing for a pass-through of dividends and 1-to-1 exposure to the performance of the worst performing underlying index or its component companies.

▪	Your payment at maturity depends on the closing level of the worst performing underlying index on a single day. Because your payment at maturity depends on the closing level of the worst performing underlying index solely on the valuation date, you are subject to the risk that the closing level of the worst performing underlying index on that day may be lower, and possibly significantly lower, than on one or more other dates during the term of the notes. If you had invested directly in the stocks that constitute the worst performing underlying index or in another instrument linked to the worst performing underlying index that you could sell for full value at a time selected by you, or if the payment at maturity were based on an average of the closing levels of the worst performing underlying index throughout the term of the notes, you might have achieved better returns.

▪	The notes are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If we default on our obligations under the notes and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the notes.

▪	The notes will not be listed on any securities exchange and you may not be able to sell them prior to maturity. The notes will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the notes. CGMI currently intends to make a secondary market in relation to the notes and to provide an indicative bid price for the notes on a daily basis. Any indicative bid price for the notes provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI that the notes can be sold at that price, or at all. CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. If CGMI suspends or terminates making a market, there may be no secondary market at all for the notes because it is likely that CGMI will be the only broker-dealer that is willing to buy your notes prior to maturity. Accordingly, an investor must be prepared to hold the notes until maturity.

▪	Sale of the notes prior to maturity may result in a loss of principal. You will be entitled to receive at least the full stated principal amount of your notes, subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc., only if you hold the notes to maturity. The value of the notes may fluctuate during the term of the notes, and if you are able to sell your notes prior to maturity, you may receive less than the full stated principal amount of your notes.

▪	The estimated value of the notes on the pricing date, based on CGMI’s proprietary pricing models and our internal funding rate, is less than the issue price. The difference is attributable to certain costs associated with selling, structuring and hedging the notes that are included in the issue price. These costs include (i) any selling concessions or other fees paid in connection with the offering of the notes, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the notes and (iii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates in connection with hedging our obligations under the notes. These costs adversely affect the economic terms of the notes because, if they were lower, the economic terms of the notes would be more favorable to you. The economic terms of the notes are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the notes. See “The estimated value of the notes would be lower if it were calculated based on our secondary market rate” below.

▪	The estimated value of the notes was determined for us by our affiliate using proprietary pricing models. CGMI derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models. In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of, and correlation between, the closing levels of the underlying indices, dividend yields on the stocks that constitute the underlying indices and interest rates. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours. Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the notes. Moreover, the estimated value of the notes set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the notes for other purposes, including for accounting purposes. You should not invest in the notes because of the estimated value of the notes. Instead, you should be willing to hold the notes to maturity irrespective of the initial estimated value.

▪	The estimated value of the notes would be lower if it were calculated based on our secondary market rate. The estimated value of the notes included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the notes. Our internal funding rate is generally lower than our secondary market rate, which is the rate that CGMI will use in determining the value of the notes for purposes of any purchases of the notes from you in the secondary market. If the estimated value included in this pricing supplement were based on our secondary market

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Citigroup Global Markets Holdings Inc.

rate, rather than our internal funding rate, it would likely be lower. We determine our internal funding rate based on factors such as the costs associated with the notes, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences. Our internal funding rate is not an interest rate that we will pay to investors in the notes, which do not bear interest.

Because there is not an active market for traded instruments referencing our outstanding debt obligations, CGMI determines our secondary market rate based on the market price of traded instruments referencing the debt obligations of Citigroup Inc., our parent company and the guarantor of all payments due on the notes, but subject to adjustments that CGMI makes in its sole discretion. As a result, our secondary market rate is not a market-determined measure of our creditworthiness, but rather reflects the market’s perception of our parent company’s creditworthiness as adjusted for discretionary factors such as CGMI’s preferences with respect to purchasing the notes prior to maturity.

▪	The estimated value of the notes is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the notes from you in the secondary market. Any such secondary market price will fluctuate over the term of the notes based on the market and other factors described in the next risk factor. Moreover, unlike the estimated value included in this pricing supplement, any value of the notes determined for purposes of a secondary market transaction will be based on our secondary market rate, which will likely result in a lower value for the notes than if our internal funding rate were used. In addition, any secondary market price for the notes will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the notes to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions. As a result, it is likely that any secondary market price for the notes will be less than the issue price.

▪	The value of the notes prior to maturity will fluctuate based on many unpredictable factors. The value of your notes prior to maturity will fluctuate based on the level and volatility of the closing levels of the underlying indices and a number of other factors, including the price and volatility of the stocks that constitute the underlying indices, the correlation between the underlying indices, the dividend yields on the stocks that constitute the underlying indices, interest rates generally, the time remaining to maturity and our and Citigroup Inc.’s creditworthiness, as reflected in our secondary market rate. Changes in the levels of the underlying indices may not result in a comparable change in the value of your notes. You should understand that the value of your notes at any time prior to maturity may be significantly less than the issue price.

▪	Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment. The amount of this temporary upward adjustment will steadily decline to zero over the temporary adjustment period. See “Valuation of the Notes” in this pricing supplement.

▪	The Russell 2000® Index is subject to risks associated with small capitalization stocks. The stocks that constitute the Russell 2000® Index are issued by companies with relatively small market capitalization. The stock prices of smaller companies may be more volatile than stock prices of large capitalization companies. These companies tend to be less well-established than large market capitalization companies. Small capitalization companies may be less able to withstand adverse economic, market, trade and competitive conditions relative to larger companies. Small capitalization companies are less likely to pay dividends on their stocks, and the presence of a dividend payment could be a factor that limits downward stock price pressure under adverse market conditions.

▪	Our offering of the notes does not constitute a recommendation of the underlying indices. The fact that we are offering the notes does not mean that we believe that investing in an instrument linked to the underlying indices is likely to achieve favorable returns. In fact, as we are part of a global financial institution, our affiliates may have positions (including short positions) in the stocks that constitute the underlying indices or in instruments related to the underlying indices or such stocks, and may publish research or express opinions, that in each case are inconsistent with an investment linked to the underlying indices. These and other activities of our affiliates may affect the closing levels of the underlying indices in a way that has a negative impact on your interests as a holder of the notes.

▪	The closing levels of the underlying indices may be adversely affected by our or our affiliates’ hedging and other trading activities. We expect to hedge our obligations under the notes through CGMI or other of our affiliates, who may take positions directly in the stocks that constitute the underlying indices and other financial instruments related to the underlying indices or such stocks and may adjust such positions during the term of the notes. Our affiliates also trade the stocks that constitute the underlying indices and other financial instruments related to the underlying indices or such stocks on a regular basis (taking long or short positions or both), for their accounts, for other accounts under their management or to facilitate transactions on behalf of customers. These activities could affect the closing levels of the underlying indices in a way that negatively affects the value of the notes. They could also result in substantial returns for us or our affiliates while the value of the notes declines.

▪	We and our affiliates may have economic interests that are adverse to yours as a result of our affiliates’ business activities. Our affiliates engage in business activities with a wide range of companies. These activities include extending loans,

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Citigroup Global Markets Holdings Inc.

making and facilitating investments, underwriting securities offerings and providing advisory services. These activities could involve or affect the underlying indices in a way that negatively affects the value of and your return on the notes. They could also result in substantial returns for us or our affiliates while the value of the notes declines. In addition, in the course of this business, we or our affiliates may acquire non-public information, which will not be disclosed to you.

▪	The calculation agent, which is an affiliate of ours, will make important determinations with respect to the notes. If certain events occur, such as market disruption events or the discontinuance of an underlying index, CGMI, as calculation agent, will be required to make discretionary judgments that could significantly affect your payment at maturity. In making these judgments, the calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the notes.

▪	Changes that affect the underlying indices may affect the value of your notes. The sponsors of the underlying indices may at any time make methodological changes or other changes in the manner in which they operate that could affect the level of the underlying indices. We are not affiliated with any such underlying sponsor and, accordingly, we have no control over any changes any such sponsor may make. Such changes could adversely affect the performance of the underlying indices and the value of and your return on the notes.

PS-8

Citigroup Global Markets Holdings Inc.

Information About the Nasdaq-100 Index®

The Nasdaq-100 Index® is a modified market capitalization-weighted index of stocks of the 100 largest non-financial companies listed on the Nasdaq Stock Market. All stocks included in the Nasdaq-100 Index® are traded on a major U.S. exchange. The Nasdaq-100 Index® was developed by the Nasdaq Stock Market, Inc. and is calculated, maintained and published by Nasdaq, Inc.

Please refer to the section “Equity Index Descriptions—The Nasdaq-100 Index®” in the accompanying underlying supplement for additional information.

We have derived all information regarding the Nasdaq-100 Index® from publicly available information and have not independently verified any information regarding the Nasdaq-100 Index®. This pricing supplement relates only to the notes and not to the Nasdaq-100 Index®. We make no representation as to the performance of the Nasdaq-100 Index® over the term of the notes.

The notes represent obligations of Citigroup Global Markets Holdings Inc. (guaranteed by Citigroup Inc.) only. The sponsor of the Nasdaq-100 Index® is not involved in any way in this offering and has no obligation relating to the notes or to holders of the notes.

Historical Information

The closing level of the Nasdaq-100 Index® on November 2, 2022 was 10,906.34.

The graph below shows the closing level of the Nasdaq-100 Index® for each day such level was available from January 3, 2012 to November 2, 2022. We obtained the closing levels from Bloomberg L.P., without independent verification. You should not take historical closing levels as an indication of future performance.

Nasdaq-100 Index® – Historical Closing Levels January 3, 2012 to November 2, 2022

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Citigroup Global Markets Holdings Inc.

Information About the Russell 2000® Index

The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market. All stocks included in the Russell 2000® Index are traded on a major U.S. exchange. It is calculated and maintained by FTSE Russell.

Please refer to the section “Equity Index Descriptions—The Russell Indices—The Russell 2000® Index” in the accompanying underlying supplement for additional information.

We have derived all information regarding the Russell 2000® Index from publicly available information and have not independently verified any information regarding the Russell 2000® Index. This pricing supplement relates only to the notes and not to the Russell 2000® Index. We make no representation as to the performance of the Russell 2000® Index over the term of the notes.

The notes represent obligations of Citigroup Global Markets Holdings Inc. (guaranteed by Citigroup Inc.) only. The sponsor of the Russell 2000® Index is not involved in any way in this offering and has no obligation relating to the notes or to holders of the notes.

Historical Information

The closing level of the Russell 2000® Index on November 2, 2022 was 1,789.137.

The graph below shows the closing level of the Russell 2000® Index for each day such level was available from January 3, 2012 to November 2, 2022. We obtained the closing levels from Bloomberg L.P., without independent verification. You should not take the historical closing levels as an indication of future performance.

Russell 2000® Index – Historical Closing Levels January 3, 2012 to November 2, 2022

PS-10

Citigroup Global Markets Holdings Inc.

Information About the S&P 500® Index

The S&P 500® Index consists of the common stocks of 500 issuers selected to provide a performance benchmark for the large capitalization segment of the U.S. equity markets. It is calculated and maintained by S&P Dow Jones Indices LLC.

Please refer to the section “Equity Index Descriptions—The S&P U.S. Indices” in the accompanying underlying supplement for additional information.

We have derived all information regarding the S&P 500® Index from publicly available information and have not independently verified any information regarding the S&P 500® Index. This pricing supplement relates only to the notes and not to the S&P 500® Index. We make no representation as to the performance of the S&P 500® Index over the term of the notes.

The notes represent obligations of Citigroup Global Markets Holdings Inc. (guaranteed by Citigroup Inc.) only. The sponsor of the S&P 500® Index is not involved in any way in this offering and has no obligation relating to the notes or to holders of the notes.

Historical Information

The closing level of the S&P 500® Index on November 2, 2022 was 3,759.69.

The graph below shows the closing level of the S&P 500® Index for each day such level was available from January 3, 2012 to November 2, 2022. We obtained the closing levels from Bloomberg L.P., without independent verification. You should not take historical closing levels as an indication of future performance.

S&P 500® Index – Historical Closing Levels January 3, 2012 to November 2, 2022

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Citigroup Global Markets Holdings Inc.

United States Federal Tax Considerations

In the opinion of our counsel, Davis Polk & Wardwell LLP, which is based on current market conditions, the notes should be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of the accompanying product supplement called “United States Federal Tax Considerations—Tax Consequences to U.S. Holders—Notes Treated as Contingent Payment Debt Instruments,” and the remaining discussion is based on this treatment.

If you are a U.S. Holder (as defined in the accompanying product supplement), you will be required to recognize interest income during the term of the notes at the “comparable yield,” which generally is the yield at which we could issue a fixed-rate debt instrument with terms similar to those of the notes, including the level of subordination, term, timing of payments and general market conditions, but excluding any adjustments for the riskiness of the contingencies or the liquidity of the notes. We are required to construct a “projected payment schedule” in respect of the notes representing a payment the amount and timing of which would produce a yield to maturity on the notes equal to the comparable yield. Assuming you hold the notes until their maturity, the amount of interest you include in income based on the comparable yield in the taxable year in which the notes mature will be adjusted upward or downward to reflect the difference, if any, between the actual and projected payment on the notes at maturity as determined under the projected payment schedule. However, special rules may apply if the payment at maturity on the notes is treated as becoming fixed prior to maturity. See “United States Federal Tax Considerations—Tax Consequences to U.S. Holders—Notes Treated as Contingent Payment Debt Instruments” in the accompanying product supplement for a more detailed discussion of the special rules.

Upon the sale, exchange or retirement of the notes prior to maturity, you generally will recognize gain or loss equal to the difference between the proceeds received and your adjusted tax basis in the notes. Your adjusted tax basis will equal your purchase price for the notes, increased by interest previously included in income on the notes. Any gain generally will be treated as ordinary income, and any loss generally will be treated as ordinary loss to the extent of prior interest inclusions on the note and as capital loss thereafter.

We have determined that the comparable yield for a note is a rate of %, compounded semi-annually, and that the projected payment schedule with respect to a note consists of a single payment of $ at maturity.

Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual amount that we will pay on the notes.

Non-U.S. Holders. Subject to the discussions below regarding Section 871(m) and in “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” and “—FATCA” in the accompanying product supplement, if you are a Non-U.S. Holder (as defined in the accompanying product supplement) of the notes, under current law you generally will not be subject to U.S. federal withholding or income tax in respect of any payment on or any amount received on the sale, exchange or retirement of the notes, provided that (i) income in respect of the notes is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements. See “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” in the accompanying product supplement for a more detailed discussion of the rules applicable to Non-U.S. Holders of the notes.

As discussed under “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders—Dividend Equivalents Under Section 871(m) of the Code” in the accompanying product supplement, Section 871(m) of the Internal Revenue Code of 1986, as amended, and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities (“Underlying Securities”) or indices that include Underlying Securities. Section 871(m) generally applies to instruments that substantially replicate the economic performance of one or more Underlying Securities, as determined based on tests set forth in the applicable Treasury regulations. However, the regulations, as modified by an Internal Revenue Service (“IRS”) notice, exempt financial instruments issued prior to January 1, 2025 that do not have a “delta” of one. Based on the terms of the notes and representations provided by us as of the date of this preliminary pricing supplement, our counsel is of the opinion that the notes should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any Underlying Security and, therefore, should not be subject to withholding tax under Section 871(m). However, the final determination regarding the treatment of the notes under Section 871(m) will be made as of the pricing date for the notes, and it is possible that the notes will be subject to withholding under Section 871(m) based on the circumstances as of that date.

A determination that the notes are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this treatment. Moreover, Section 871(m) is complex and its application may depend on your particular circumstances, including your other transactions. You should consult your tax adviser regarding the potential application of Section 871(m) to the notes.

If withholding tax applies to the notes, we will not be required to pay any additional amounts with respect to amounts withheld.

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Citigroup Global Markets Holdings Inc.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement. The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the notes.

You should also consult your tax adviser regarding all aspects of the U.S. federal tax consequences of an investment in the notes and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

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Citigroup Global Markets Holdings Inc.

Supplemental Plan of Distribution

CGMI, an affiliate of Citigroup Global Markets Holdings Inc. and the underwriter of the sale of the notes, is acting as principal and will receive an underwriting fee of up to $20.00 for each note sold in this offering. The actual underwriting fee will be equal to the selling concession provided to selected dealers, as described in this paragraph. From this underwriting fee, CGMI will pay selected dealers not affiliated with CGMI a variable selling concession of up to $20.00 for each note they sell.

See “Plan of Distribution; Conflicts of Interest” in the accompanying product supplement and “Plan of Distribution” in each of the accompanying prospectus supplement and prospectus for additional information.

Valuation of the Notes

CGMI calculated the estimated value of the notes set forth on the cover page of this pricing supplement based on proprietary pricing models. CGMI’s proprietary pricing models generated an estimated value for the notes by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the notes, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the notes (the “derivative component”). CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate. CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Summary Risk Factors—The value of the notes prior to maturity will fluctuate based on many unpredictable factors” in this pricing supplement, but not including our or Citigroup Inc.’s creditworthiness. These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

The estimated value of the notes is a function of the terms of the notes and the inputs to CGMI’s proprietary pricing models. As of the date of this preliminary pricing supplement, it is uncertain what the estimated value of the notes will be on the pricing date because certain terms of the notes have not yet been fixed and because it is uncertain what the values of the inputs to CGMI’s proprietary pricing models will be on the pricing date.

For a period of approximately three months following issuance of the notes, the price, if any, at which CGMI would be willing to buy the notes from investors, and the value that will be indicated for the notes on any brokerage account statements prepared by CGMI or its affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined. This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the notes. The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the three-month temporary adjustment period. However, CGMI is not obligated to buy the notes from investors at any time. See “Summary Risk Factors — The notes will not be listed on any securities exchange and you may not be able to sell them prior to maturity.”

Contact

Clients may contact their local brokerage representative. Third-party distributors may contact Citi Structured Investment Sales at (212) 723-7005.

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